UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549
_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event
  reported: January 15, 2008

American Airlines, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-2691	13-1502798
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 Amon Carter Blvd.	Fort Worth, Texas	76155
(Address of principal executive offices)		(Zip code)

(817) 963-1234
(Registrant's telephone number)

   (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

AMR Corporation (AMR), the parent company of American Airlines, Inc. (American), is filing herewith a press release issued on January 16, 2008 as Exhibit 99.1, which is included herein.  This press release was issued to report that on January 15, 2008, Rajat K. Gupta and Alberto Ibargüen were each elected to the Boards of Directors of AMR and American.  Mr. Ibarguen and Mr. Gupta will serve on the AMR Board’s Audit Committee. For their service on the Boards, each will receive compensation from AMR pursuant to its standard compensation arrangements for non-employee directors for serving on the AMR Board, including: (a) an annual retainer of $20,000 for service on the Board; (b) an annual retainer of $3,000 for service on one or more of the Board’s standing committees; (c) $1,000 for attending or participating in a Board or committee meeting (not to exceed $1,000 per day); (d) an annual award of 3,320 deferred units pursuant to the terms of AMR’s 2004 Directors Unit Incentive Plan (the “DUIP”); and (e) the standard benefits and perquisites provided to its other non-employee directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Airlines, Inc.

/s/ Kenneth Wimberly
Kenneth Wimberly
Corporate Secretary

Dated:  January 18, 2008

EXHIBIT INDEX

ExhibitDescription

99.1Press Release

Exhibit 99.1
        CONTACT:                                                Charley Wilson
            Corporate Communications
         Fort Worth, Texas
         817-967-1577
         corp.comm@aa.com

FOR RELEASE: Wednesday, Jan. 16, 2008

RAJAT K. GUPTA AND ALBERTO IBARGÜEN ARE ELECTED
TO THE BOARDS OF AMR CORPORATION AND AMERICAN AIRLINES, INC.

New Directors Bring Vast Business and Community Experience to AMR

FORT WORTH, Texas – Rajat K. Gupta, Senior Partner Emeritus of McKinsey & Company, and Alberto Ibargüen, former newspaper publisher and now the President and CEO of the John S. and James L. Knight Foundation, have been elected to the Boards of Directors of AMR Corporation and American Airlines, Inc.  AMR Corporation is the parent company of American Airlines and American Eagle, Inc.
“We are fortunate to bring Rajat’s and Alberto’s vast experience in business and broad community involvement to the Boards of AMR and American Airlines," said Gerard J. Arpey, Chairman and CEO of AMR and American Airlines.  "They bring to our Boards the necessary diverse points of view and personal qualities that will help strengthen both AMR and American now and in the years to come.”

Rajat K. Gupta
Born in India and now a U.S. citizen residing in Connecticut, Gupta joined McKinsey’s New York office in 1973, assumed the leadership of its Scandinavian offices in 1981, and then its Chicago office in 1989.  He served as the Managing Director Worldwide of McKinsey from 1994-2003.
In his 34-year career in consulting, Gupta has served many leading companies on a broad set of topics related to strategy, organization and operations.  He also is active in many non-profit institutions with a particular focus on education, health and development.  He served as the United Nations Secretary-General’s Special Advisor on United Nations Reform, serves as a director of Goldman Sachs, Procter & Gamble, Qatar Financial Centre, and is the Chairman of the Board of Genpact and New Silk Route Private Equity.
Gupta is also on the Board of Rockefeller Foundation and contributes to the work of the Board of the Indian School of Business; Chairman of Pan IIT Alumni Association; the Board of Associates of the Harvard Business School; the Advisory Board of the Kellogg School of Management; the Dean’s Advisory Board for the School of Economics and Management at Tsinghua University; the Yale President’s Council; and the Board of Business Higher Education Forum (BHEF).  He also is Chairman of the Advisory Board of the Bill & Melinda Gates Foundation; co-Chair of the American India Foundation (AIF); and serves on the boards of the India Education Initiative, World Economic Forum, and Millennium Promise.
Gupta holds a Bachelor’s of Technology degree in Mechanical Engineering from the Indian Institute of Technology and an M.B.A from Harvard Business School.

Alberto Ibargüen
A resident of Miami, Ibargüen has served as CEO and President of the John S. and James L. Knight Foundation since 2005 and is the former publisher of The Miami Herald and of El Nuevo Herald. During his tenure at the newspapers, The Miami Herald won three Pulitzer Prizes and El Nuevo Herald won Spain’s Ortega y Gasset Prize for excellence in journalism. Knight Foundation promotes excellence in journalism worldwide and invests in the vitality of 26 U.S. communities.
Ibargüen graduated from Wesleyan University and the University of Pennsylvania Law School.  Between Wesleyan and Penn, he served in the Peace Corps in Venezuela’s Amazon Territory and in Colombia.  He practiced law in Hartford, Conn., until he joined The Hartford Courant. Following his career at The Hartford Courant he moved to Newsday in New York before moving to Miami and The Miami Herald.
Ibargüen is chairman of the board of the Newseum in Washington, D.C., a museum dedicated to free speech and free press. He is a member of the board of PepsiCo and of the Council on Foreign Relations, is a former board member of NCL Corporation Ltd., is on the Trustees’ Council of the National Gallery of Art, and serves as a Senior Advisor on the International Advisory Board of the School of Journalism and Communication at Tsinghua University. Over the years, he also has served on the boards for the Lincoln Center for the Performing Arts, the Committee to Protect Journalists, Wesleyan University and Smith College, and was the national board chair of the Public Broadcasting System.
For his work to protect journalists in Latin America as part of the Inter American Press Association, Ibargüen received a Maria Moors Cabot citation from Columbia University and George Washington University awarded him an honorary Doctor of Letters.
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